Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 18, 2022, with respect to the consolidated financial statements of Pilgrim’s Pride Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

December 21, 2022